UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

First Busey Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	37-1078406 (I.R.S. Employer Identification No.)

11440 Tomahawk Creek Parkway Leawood, Kansas (Address of principal executive offices)	66211 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing a 1/40th Interest in a Share of 8.25% Fixed-Rate Series B Non-Cumulative Perpetual Preferred Stock, $0.001 par value	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-274620

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.        Description of Registrant’s Securities to Be Registered.

This Registration Statement on Form 8-A relates to an aggregate of 8,600,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of 8.25% Fixed-Rate Series B Non-Cumulative Perpetual Preferred Stock, $0.001 par value (the “Series B Preferred Stock”), of First Busey Corporation (the “Company”), with a liquidation preference of $1,000 per share of Series B Preferred Stock (equivalent to $25 per Depositary Share), which represents $215,000,000 in aggregate liquidation preference. The descriptions of the Depositary Shares and the Series B Preferred Stock are respectively set forth under the headings “Description of Depositary Shares” and “Description of Series B Preferred Stock” in the Company’s final prospectus supplement, dated May 13, 2025, to the prospectus dated September 21, 2023, which constitutes a part of the Company’s Registration Statement on Form S-3 (File No. 333-274620), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference. The Depositary Shares are expected to be listed on the Nasdaq Global Select Market.

Item 2.         Exhibits.

Exhibit 3.1	Amended and Restated Articles of Incorporation of First Busey Corporation, together with: (1) the Certificate of Amendment to Articles of Incorporation, dated July 31, 2007; (2) the Certificate of Amendment to Articles of Incorporation, dated December 3, 2009; (3) the Certificate of Amendment to Articles of Incorporation, dated May 21, 2010; and (4) the Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, dated September 8, 2015 (incorporated by reference to Exhibit 3.1 to First Busey Corporation’s Quarterly Report on Form 10-Q filed on November 6, 2015).
Exhibit 3.2	Certificate of Amendment to Articles of Incorporation of First Busey Corporation, dated May 22, 2020 (incorporated by reference to Exhibit 4.2 to First Busey Corporation’s Registration Statement on Form S-8 filed on May 29, 2020).
Exhibit 3.3	Certificate of Amendment to Articles of Incorporation of First Busey Corporation, dated February 27, 2025 (incorporated by reference to Exhibit 3.3 to First Busey Corporation’s Current Report on Form 8-K filed March 3, 2025).
Exhibit 3.4	Certificate of Designation designating the 8.25% Fixed-Rate Series B Non-Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.2 to First Busey Corporation’s Current Report on Form 8-K filed May 20, 2025).
Exhibit 3.5	Second Amended and Restated By-Laws of First Busey Corporation (incorporated by reference to Exhibit 3.1 of First Busey Corporation’s Current Report on Form 8-K, filed on December 7, 2023).
Exhibit 3.6	Amendment to the Second Amended and Restated By-Laws of First Busey Corporation (incorporated by reference to Exhibit 3.5 to First Busey Corporation’s Current Report on Form 8-K filed March 3, 2025).
Exhibit 4.1	Deposit Agreement, dated as of May 20, 2025, by and among First Busey Corporation, Computershare, Inc. and Computershare Trust Company, N.A., and the holders from time to time of Depositary Receipts described therein (incorporated by reference to Exhibit 4.1 to First Busey Corporation’s Current Report on Form 8-K filed May 20, 2025).
Exhibit 4.2	Form of Depositary Receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.1 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FIRST BUSEY CORPORATION

Date: June 3, 2025	By:	/s/ SCOTT A. PHILLIPS
	Name:	Scott A. Phillips
	Title:	Interim Chief Financial Officer, Executive Vice President and Chief Accounting Officer